Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our Independent Auditors’ Report dated February 16, 2007 regarding the statements of financial condition of Professional Business Bank as of December 31, 2006 and 2005, the related statements of income, changes in shareholders’ equity, and cash flows for the three years ended December 31, 2006, and the reference to our firm as “experts” in the Form S-4 filed with the Securities and Exchange Commission.

Laguna Hills, California

March 16, 2007

/s/ Vavrinek, Trine, Day & Co., LLP

Vavrinek, Trine, Day & Co., LLP